EXHIBIT 5.1


                 [Davis Polk & Wardwell Letterhead]




                                  650-752-2000





                                                               November 5, 2001



Re:        Registration Statement on Form S-8


Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012

Ladies and Gentlemen:

     We are acting as counsel for Vitesse Semiconductor Corporation (the "Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 7,992,906 shares of the Company's common stock deliverable in accordance with the Vitesse Semiconductor 2001 Stock Incentive Plan, as referred to in such Registration Statement and together (the "Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plan as we have deemed necessary or advisable fo the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                       Very truly yours,



                                                      /s/ Davis Polk & Wardwell